Exhibit 10.02

ML FUTURESACCESSsm

AMENDED AND RESTATED ADVISORY AGREEMENT

among

HIGHBRIDGE COMMODITIES FUTURESACCESSSM MASTER FUND LTD.

MERRILL LYNCH ALTERNATIVE INVESTMENTS LLC

and

HIGHBRIDGE CAPITAL MANAGEMENT, LLC

Dated as of October 31, 2011

ML FUTURESACCESSsm
AMENDED AND RESTATED ADVISORY AGREEMENT

Table of Contents

SectionPage

ML FUTURESACCESSsm

AMENDED AND RESTATED ADVISORY AGREEMENT

THIS AMENDED AND RESTATED ADVISORY AGREEMENT (the “Agreement”), made as of this 31st day of October, 2011, among HIGHBRIDGE COMMODITIES FUTURESACCESSSM MASTER FUND LTD., a Cayman Islands exempted company (the “Master Fund”), MERRILL LYNCH ALTERNATIVE INVESTMENTS LLC, a Delaware limited liability company (the “Manager”), and HIGHBRIDGE CAPITAL MANAGEMENT, LLC (the “Trading Advisor”).

W I T N E S S E T H:

WHEREAS, HIGHBRIDGE COMMODITIES FUTURESACCESSSM LLC, HIGHBRIDGE COMMODITIES FUTURESACCESSSM LTD. (the “Offshore Fund” and together with the Onshore Funds (as defined below), the “Feeder Funds”) and the Master Fund are part of a “family” of privately-offered managed futures funds sponsored by the Manager as part of the “ML FuturesAccessSM Program,” which provides for investors to invest in, and exchange their investments among, different funds in the ML FuturesAccessSM Program, as well as among the various “hedge funds” in the ML HedgeAccess® Program (the ML FuturesAccessSM Program and the ML HedgeAccess® Program being collectively referred to as the “Program”);

WHEREAS, it is anticipated that BA HIGHBRIDGE COMMODITIES FUND LLC (together with HIGHBRIDGE COMMODITIES FUTURESACCESSSM LLC, the “Onshore Funds”) will be formed and marketed and sold to clients of U.S. Trust, an affiliate of the Manager, and will not be part of the Program;

WHEREAS, the Master Fund, the Manager and the Trading Advisor entered into that certain ML FuturesAccessSM Advisory Agreement dated September 16, 2011 (the “Current Agreement”) and now wish to amend and restate the Current Agreement in its entirety;

WHEREAS, the Master Fund (together with the Onshore Funds and the Offshore Fund, the “Funds”) has been formed in order to trade, buy, sell or otherwise acquire, hold or dispose of forward contracts, futures contracts for commodities, financial instruments and currencies, rights pertaining thereto and options thereon or on physical commodities and engage in all activities incident thereto (the foregoing forms of investment being collectively referred to herein as “commodity interests”) under the direction of the Trading Advisor;

WHEREAS, the Onshore Funds will invest substantially all of their respective assets in the Master Fund and intend, subject to the terms and conditions set forth herein, to offer units of limited liability company interests (“Units”) for sale to investors in an offering exempt from registration under the Securities Act of 1933, as amended (the “1933 Act”), as described in the Onshore Funds’ Confidential Program Disclosure Documents, as updated or supplemented from time to time (the “Onshore Memoranda”), which will be filed with the Commodity Futures Trading Commission (the “CFTC”) and the National Futures Association (the “NFA”) pursuant to the Commodity Exchange Act, as amended (the “CEA”), the commodity pool operator and commodity trading advisor regulations promulgated under the CEA by the CFTC (the “Commodity Regulations”), and the NFA rules promulgated under the CEA (the “NFA Rules”);

WHEREAS, the Offshore Fund will invest substantially all of its assets in the Master Fund and intends, subject to the terms and conditions set forth herein, to offer redeemable participating shares (“Shares” and collectively with the Units, “Interests”) for sale exclusively to Non-“United States persons,” pursuant to Regulation S under the 1933 Act, as described in the Offshore Fund’s Confidential Program Disclosure Document, as updated or supplemented from time to time (the “Offshore Memorandum,” and collectively, with the Onshore Memoranda, the “Memorandum”).  The Manager will file a Form 18-96 Notice with the NFA exempting the Manager from the requirement of filing the Offshore Memorandum with the NFA;

WHEREAS, the Manager acts as manager and sponsor of the Onshore Funds and sponsor of the Offshore Fund;

WHEREAS, the Trading Advisor is engaged in the business of, among other things, making trading decisions on behalf of investors in the purchase and sale of certain commodity interests;

WHEREAS, the Manager has sponsored the Master Fund in order that the Trading Advisor, upon the terms and conditions set forth herein, act as the exclusive commodity trading advisor for the Master Fund, making commodity interests investment decisions for the Master Fund on a discretionary basis; and

WHEREAS, the Trading Advisor has agreed to manage the Master Fund’s commodity interests trading.

NOW, THEREFORE, the parties hereto do hereby agree as follows, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in entering into this Agreement the parties intend to be legally bound:

1.   Undertakings of the Trading Advisor in Connection with Offering.

(a)   Trading Advisor to Provide Current Information.  The Trading Advisor agrees to use its reasonable best efforts to cooperate with the Funds and the Manager in preparing the sections in the Memorandum relating to the Trading Advisor and any Securities and Exchange Commission (“SEC”) filings of the Onshore Funds made pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”), including by providing, as promptly as may be reasonably practicable, all information (if any) regarding the Trading Advisor, its “principals,” “trading principals,” and “trading program” (each of the foregoing as defined in Section 4.10 of the Commodity Regulations) and its “affiliates” (as defined in Rule 405 promulgated under the 1933 Act) that the Manager reasonably believes to be necessary or advisable to include in the Memorandum or in any SEC filings made pursuant to the 1934 Act and hereby consents to the disclosure of such information in the Memorandum or such filings.  At all times, the Manager must obtain the prior written approval of the Trading Advisor to use any materials mentioning the Trading Advisor and/or its principals or affiliates (including the names “HCM” or “Highbridge”) and the Trading Program (defined below), provided that (i) if the Trading Advisor does not provide an affirmative written approval or disapproval within ten business days of the date in which the material in question is provided to the Trading Advisor, the Manager shall have the right to use such information without receiving the prior written approval of the Trading Advisor, unless the Manager knows or has reason to believe that such information is not accurate, (ii) if the Trading Advisor provides comments to the Manager after the ten-business-day comment period, the Manager will take such comments into consideration either before distributing the materials, if it has not already done so, or for the next revision of the materials, if such materials have already been distributed, and (iii) notwithstanding the foregoing, the Manager may make non-material changes to such information to conform the format of such information to the format of the Memorandum and/or to comply with Commodity Regulations without prior written approval of the Trading Advisor; provided, however, the Manager or the Funds agree to notify the Trading Advisor of any non-material changes to such information at least one complete business day and at least 24 hours prior to the distribution of such information.

(b)   Solicitation Material.  The Trading Advisor shall not use, publish, circulate or distribute, or permit to be used, published, circulated or distributed, the Memorandum or any related solicitation material nor shall the Trading Advisor engage, or permit any other person to engage, in any marketing, sales or promotional activities in connection with the offering of Interests, except as may be requested by the Manager or as may be required by the Commodity Regulations or the NFA Rules.

(c)   “Roadshow” Participation.  The Trading Advisor will, to the extent reasonably requested by the Manager, participate in “road shows,” seminars, presentations and other marketing activities relating to the Funds, such participation to be at the sole expense of the Trading Advisor.

(d)   Performance Information; Monthly Commentary.  While any of the Interests continue to be offered, upon request from the Manager or the Funds, the Trading Advisor, at its own expense, shall promptly provide the Funds and the Manager with complete and accurate performance information (in form and substance consistent with Sections 4.25 and 4.35 of the Commodity Regulations and with the NFA Rules) reflecting the actual performance of the accounts directed by the Trading Advisor (other than the performance of the Funds) up to the latest practicable date (consistent with Sections 4.25 and 4.35 of the Commodity Regulations), together with any reports or letters relating to such performance data received from accountants and in the possession of the Trading Advisor.  The Trading Advisor shall also provide the Funds and the Manager with commentary pertaining to the performance of the Master Fund for each month no later than the tenth business day of the following month and hereby consents to the use of such commentary, as may be modified by the Manager in any non-material way, in any reports or marketing materials produced by the Funds or the Manager with respect to the Funds.

(e)   Access to Books and Records.  Upon reasonable notice to the Trading Advisor, the Manager and/or Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) shall be permitted to access the Trading Advisor’s offices during normal business hours in order to inspect and copy such books and records related to the performance of the Trading Advisor’s duties as contemplated by this Agreement and as Merrill Lynch may reasonably deem necessary in connection with the transactions contemplated hereby (in each case, subject to such restrictions as the Trading Advisor may reasonably deem necessary or advisable so as to preserve the confidentiality of such information).  For the avoidance of doubt, nothing contained herein shall be construed to give the Manager or any of its affiliates any rights with respect to the code or model outputs of the Trading Program, or any other intellectual property owned by the Trading Advisor.

(f)   General Assistance.

(i)   The Trading Advisor agrees to provide a minimum level of reasonable support to Merrill Lynch with respect to the distribution of the Funds as agreed to by the Trading Advisor and Merrill Lynch from time to time.  For the avoidance of doubt, any individuals providing support on behalf of the Trading Advisor will not be compensated by Merrill Lynch for the sale of Interests.  Nothing in this Agreement shall obligate the Trading Advisor to meet with any investor or prospective investor of any Feeder Fund.

(ii)   The Trading Advisor agrees promptly to notify the Manager in the event that the Trading Advisor has become, or has a reasonable belief that it will become, unable or unwilling to continue to manage the Master Fund to the full extent set forth herein.

(iii)   The Trading Advisor agrees not to accept other client capital or accounts if doing so would increase the amount of capital managed pursuant to the Trading Program or any substantially identical trading strategy to a level that would materially impair the Trading Advisor’s ability to reasonably implement the Trading Program on behalf of the Master Fund as contemplated by the Memorandum.  Notwithstanding the foregoing, the Manager and the Funds each acknowledge and agree that the Trading Advisor intends to accept other client capital and accounts as described in the Trading Advisor Disclosure Document (as defined below), and that the resulting reduction of any allocations of investments to the Master Fund shall not by itself constitute a material impairment of the Trading Advisor’s ability to so implement the Trading Program.  “Trading Advisor Disclosure Document” means the Confidential Memorandum of Highbridge Quantitative Commodities Fund, L.P. dated June 2011, and any updates or supplements thereto.

(iv)   The Trading Advisor acknowledges that the Manager is registered as an investment adviser with the SEC and agrees to take such steps as the Manager may reasonably request to maintain compliance by the Trading Advisor with the Investment Advisers Act of 1940, as amended (the “Advisers Act”), to the extent applicable.

2.   Duties of the Trading Advisor.

(a)   Trading for the Fund.  The Trading Advisor shall act as the exclusive commodity trading advisor for the Master Fund.  The Manager, and not the Trading Advisor, shall be responsible for the management of any of the Master Fund’s excess cash.  Subject to

Sections 2(b)(i), 2(b)(ii) and 2(b)(iii) and any other restrictions on trading set forth herein, the Trading Advisor, the Manager and the Master Fund agree that in managing the Master Fund, the Trading Advisor shall implement the trading program and strategies presently employed by Highbridge Quantitative Commodities Master Fund, L.P. (the “Highbridge Fund”) as described in the disclosure provided by the Trading Advisor for incorporation into the Memorandum (the “Trading Program”). The Trading Advisor shall have sole and exclusive authority and responsibility for directing the Master Fund’s commodities trading, subject to the Manager’s fiduciary authority to trade the Master Fund’s portfolio or otherwise intervene to effectively overrule trades, by causing the Master Fund to take positions opposite of existing positions, or unwind trades if the Manager deems that doing so is necessary or advisable for the protection of the Funds.  The Master Fund or the Manager may also liquidate trading positions or instruct the Trading Advisor to cause the Master Fund to liquidate trading positions to the extent necessary to:  (i) fund any distributions or redemptions of Interests to be made by the Master Fund; (ii) pay the Master Fund’s expenses; and/or (iii) comply with speculative position limits which may apply to the Trading Advisor and/or the Manager and subject to applicable rules requiring the aggregation of positions; provided that the Master Fund and the Manager shall permit the Trading Advisor three days in which to liquidate positions for the purposes set forth in clauses (i) and (ii) above, and as set forth in clause (iii) above if such liquidation is being done solely to comply with speculative position limits applicable to the Trading Advisor, prior to exercising its authority to liquidate positions.  Subject to Section 12, the Trading Advisor shall have no liability for the results of any action or non-action of the Manager or Master Fund in liquidating Master Fund positions pursuant to clauses (i)-(iii); provided that, if action was taken pursuant to (iii) above in order to comply with speculative position limits applicable to the Trading Advisor, the Trading Advisor shall have no liability only if the Manager’s intervention is proven to be an error and the Trading Advisor was in fact in compliance with all speculative position limits applicable to the Trading Advisor.

The Trading Advisor shall not change in any material way its Trading Program or the manner in which trading decisions are to be made or implemented as described in the Trading Advisor Disclosure Document and as applied to the Master Fund without using its commercially reasonable efforts to give at least 30 days’ prior written notice to the Master Fund and the Manager; provided that any such material change necessary to address extreme market conditions or other change in circumstances that was not reasonably foreseeable by the Trading Advisor may be made on shorter notice or no prior notice if prior notice is not reasonably practicable; provided further that in all cases the Trading Advisor shall provide notice as soon as practicable following such change.  The inclusion or exclusion of particular commodity interests from the Master Fund’s portfolio managed by the Trading Advisor shall not be deemed a change in the Trading Advisor’s trading approach and prior written notice to the Master Fund or the Manager shall not be required therefor, except as set forth in Section 2(b) below.

(b)   List of Commodity Interests Traded by the Trading Advisor.

(i)   The Trading Advisor shall be permitted to trade all commodity interests for the Master Fund’s portfolio that are consistent with the Trading Program and are listed on Appendix A to this Agreement.  Commodity interests may be added to Appendix A from time-to-time after prior written notice to and prior written approval of the Manager (which may be by e-mail to the product management team of the Manager) and, if such approval is granted, upon execution of an amendment to Appendix A.  The Manager may subject the trading of any commodity interest by the Master Fund to such written conditions or parameters as it reasonably believes may be necessary for the proper management of the Master Fund and the Feeder Funds, and such parameters shall be set forth in Appendix A.  The Manager may also, with prior written notice to the Trading Advisor (which may be by e-mail to the trading principals of the Trading Advisor), remove a commodity interest from Appendix A or set forth in Appendix A new or modified conditions or parameters to the trading of a commodity interest; provided that the Trading Advisor shall not be required to liquidate any existing positions as a result of any such changes to Appendix A subject to Section 2(a) above.  For the avoidance of doubt, only those commodity interests listed on Appendix A may be traded on behalf of the Master Fund notwithstanding any commodity interests listed on or purportedly authorized by documents entered into with brokers or counterparties on behalf of the Master Fund by the Trading Advisor, the Manager or Merrill Lynch.

(ii)   The Trading Advisor acknowledges that:  (A) U.S. investors are prohibited under CFTC regulations from trading in certain instruments — for example, certain “contracts for differences,” futures on certain non-U.S. sovereign debt, and certain non-U.S. stock index futures and related options; and (B) the trading of any instrument that is a “security” as defined under either the Investment Company Act of 1940, as amended (the “Investment Company Act”), or the 1933 Act may cause the Master Fund to be an “investment company” as defined in the Investment Company Act; and that in respect of clauses (A) and (B) above, the mechanism for enforcement of these limits on the Master Fund will be the procedure in the prior paragraph.

(iii)   The Trading Advisor acknowledges that accepting physical delivery of a commodity interest could cause the Master Fund to be treated as a dealer in such commodity interest under U.S. tax law and thereby subject the Master Fund or investors in the Funds to adverse tax consequences.  The Trading Advisor agrees not to trade any such instruments discussed in Section 2(b)(ii), nor accept physical delivery of any commodity interest, for the Master Fund without at least 30 days’ prior written notice to and agreement of the Manager, except to the extent that written notice is not practicable due to market events that are not reasonably foreseeable by the Trading Advisor.

(iv)   The Manager understands that if it does not, in a timely manner, approve the addition of commodity interests as described in Section 2(b)(i), or if, as a result of any trading restriction set forth herein, including, but not limited to, those set forth in Section 2(a), Section 2(b)(i), Section 2(b)(ii), Section 2(b)(iii), Section 2(k) and/or Section 4, the Trading Manager is restricted from trading certain instruments for the Master Fund’s portfolio, the Master Fund’s investments, and therefore, its performance, may deviate from those of the Highbridge Fund.

(c)   Initial Master Fund Capitalization; Capacity; Speculative Position Limits; Additions and Withdrawals.

(i)   The Master Fund will commence trading activities with a minimum of $25 million and the Trading Advisor acknowledges that a portion of the initial Master Fund capitalization may be provided by the Manager or one or more of its affiliates, provided that any initial subscription amounts provided by the Manager or one or more of its affiliates may be redeemed in accordance with the redemption terms set forth in the Memorandum and that the Manager or one or more of its affiliates have not committed to continue its investment in the Master Fund for any specified period of time.

(ii)   If the Trading Advisor (either alone or aggregated with the positions of any other person, if such aggregation shall be required under the CEA, or by the CFTC or any other regulatory authority having jurisdiction) shall knowingly exceed or expects to exceed applicable limits in any commodity interest traded for the Master Fund, the Trading Advisor shall promptly provide notice to the Manager that such limits have been, or are expected to be, exceeded and shall promptly take such action as the Trading Advisor may deem fair and equitable to comply with such limits, and shall deliver to the Master Fund a written explanation of the action taken to comply with such limits promptly after such action has been taken.  If such limits are exceeded by the Master Fund, the Manager may require the Trading Advisor to liquidate positions as required.

(iii)   The Manager shall be permitted to direct the increase or decrease of assets under management in the Master Fund as of the first business day of each month (each, an “Asset Adjustment Date”) by providing (i) notice to the Trading Advisor of maximum expected decreases, which shall be based on the actual client redemption orders received for the Feeder Funds (the “Maximum Redemption”), at least 30 days prior to the Asset Adjustment Date, (ii) prior notice of the estimated net increase or decrease of assets as a single estimated total asset level of the Master Fund, which shall be based on the actual net client redemption and subscription orders received for the Feeder Funds and any net decrease in no event being greater than the Maximum Redemption (the “Estimated Total Asset Level”), at least three business days prior to the Asset Adjustment Date, and (iii) prior notice of the actual net increase or decrease of assets as a single total asset level of the Master Fund, which shall be based on the actual net client redemption and subscription orders received and processed for the Feeder Funds (the “Actual Total Asset Level”), no later than the 3rd business day after the Asset Adjustment Date.  In anticipation of the increase or decrease of assets under management in the Master Fund, the Trading Advisor will seek to invest the assets of the Master Fund in an effort to effect appropriate exposure to the Trading Program.  If the Trading Advisor does not intend to accept new allocations or subscriptions into the Master Fund for a particular month pursuant to Section 10 of the Letter Agreement (defined below), the Trading Advisor must provide written notice to the Manager 15 calendar days prior to end of the preceding month.  Capital withdrawals from the Master Fund’s account may be made as of the end of any month upon 30 days’ prior written notice.

(d)   No Authority to Invest Assets Other Than in Commodity Interests.  The Master Fund and the Manager, and not the Trading Advisor, shall have the sole and exclusive authority and responsibility with regard to the investment, maintenance and management of the Master Fund’s assets other than in respect of the Trading Advisor’s trading of the Master Fund’s assets in commodity interests.

(e)   Trading Authorization.  Prior to the Master Fund’s commencing operations, the Master Fund shall deliver to the Trading Advisor a trading authorization in the form of Appendix B hereto appointing the Trading Advisor as an agent of the Master Fund and attorney-in-fact for such purpose.

(f)   Delivery of Disclosure Documents and Reports.  The Trading Advisor shall, during the term of this Agreement, deliver to the Funds copies of all disclosure documents and reports to investors in investment vehicles sponsored or advised by the Trading Advisor (other than the Funds and investment vehicles formed or created for investment by employees, directors or principals of the Trading Advisor) that trade the Trading Program, if any, prepared by the Trading Advisor promptly following preparation of such disclosure documents or reports; provided that during the Performance Disclosure Period (as defined below) the Trading Advisor shall also deliver such information with respect to such investment vehicles that trade a Substantially Similar Trading Strategy (as defined below).  “Performance Disclosure Period” means the period during which the performance of any investment vehicle or managed account operated or advised by the Trading Advisor other than the Funds is required by Commodity Regulations or the NFA Rules to be disclosed in the Disclosure Document.  “Substantially Similar Trading Strategy” means any trading strategy which utilizes the quantitative economics-based model described in the Trading Advisor Disclosure Document and has, without giving effect to temporary fluctuations, a substantially similar exposure to commodity-related assets.  In addition, with respect to managed accounts advised by the Trading Advisor that utilize the Trading Program, or, during the Performance Disclosure Period, a Substantially Similar Trading Strategy, the Trading Advisor shall only be required to deliver to the Funds copies of only those disclosure documents that are filed or required to be filed by the Trading Advisor with the NFA.  For the avoidance of doubt, this provision does not obligate the Trading Advisor to deliver disclosure documents and reports to investors in the Funds.

(g)   Trade Reconciliations.  The Trading Advisor acknowledges its obligation to review its commodity interest positions on a daily basis and to notify the Master Fund and the Manager promptly of any errors committed by the Trading Advisor or any trade which the Trading Advisor believes was not executed in accordance with its instructions and which cannot be promptly resolved.

(h)   Trade Information.  The Trading Advisor shall use reasonable efforts to provide trade information to the Master Fund’s administrator in the form and at the designated time as agreed to from time to time by the Manager and the Trading Advisor on the date of any trade made on behalf of the Master Fund.  Such reports may be provided directly by the Trading Advisor.

(i)   Letter Agreement.  As of the date hereof, the Manager, Merrill Lynch and the Trading Advisor, inter alia, are entering into a Letter Agreement (the “Letter Agreement”) setting forth the legally binding agreements with respect to certain matters relating to the organization and marketing of the Funds.  This Agreement, which deals primarily with the Trading Advisor’s management of the Master Fund’s trading, is to be read and interpreted in conjunction with the Letter Agreement, and vice versa.  In the event of any inconsistency between this Agreement and the Letter Agreement, this Agreement shall control.

(j)   No Guarantee of Profits.  The Master Fund and the Manager both specifically acknowledge that in agreeing to manage the Master Fund, the Trading Advisor is in no respects making any guarantee of profits or of protections against loss.

(k)   Investment Activities; Trade or Business.  The Trading Advisor will use reasonable best efforts to conduct its investment activities on behalf of the Master Fund in a manner such that, based solely on such activities, (i) the Master Fund is not a dealer in commodities and does not regularly offer to enter into, assume, offset, assign or otherwise terminate positions in derivatives with customers, and (ii) the Master Fund’s U.S. activities (if any) consist solely of investing in and/or trading commodities of a kind customarily dealt in on an organized commodity exchange (if the transaction is of a kind customarily consummated at such place) and derivatives for its own account.  If at any time the Trading Advisor has any reason to believe these conditions have not been met with regard to the Trading Advisor’s trading of the Master Fund, the Trading Advisor will promptly so inform the Master Fund in writing.

3.   Trading Advisor Independent.  For all purposes of this Agreement, the Trading Advisor shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Master Fund from time to time, have no authority to act for or represent the Master Fund in any way and shall not otherwise be deemed to be an agent of the Master Fund.  Nothing contained herein shall (i) create, nor constitute the Trading Advisor, the Master Fund or the Manager as a member of, any partnership, joint venture, association, syndicate, unincorporated business or other separate entity, or (ii) be deemed to confer on any of them any express, implied or apparent authority to incur any obligation or liability on behalf of any other; provided that the Trading Advisor may incur obligations and liabilities on behalf of the Master Fund in conjunction with implementing the Trading Program subject to the terms hereof.  The parties acknowledge that the Trading Advisor has not been an organizer or promoter of the Master Fund.

4.   Commodity Broker; Floor Brokers

(a)   (i)  Clearing of All Trades.  The Trading Advisor shall clear orders for all commodity interest transactions for the Master Fund through such commodity broker or brokers as the Manager shall designate from time to time in its sole discretion (the Master Fund currently so designating Merrill Lynch).  The Trading Advisor will not, without the consent of the Manager, trade on a “give up” basis through floor brokers, give-up brokers, prime brokers, dealers or other executing entities or facilities (collectively, “executing brokers”) not affiliated with Merrill Lynch.  The Manager will review and approve or disapprove all executing brokers proposed by the Trading Advisor for the Master Fund’s account.  If an executing broker is approved, neither the Manager nor the Master Fund will hold the Trading Advisor liable for any action, inaction, error or breach of contract by any such executing broker, subject to Section 12.  Irrespective of whether floor executing brokers unaffiliated with Merrill Lynch receive the Manager’s consent to execute trades on behalf of the Master Fund, all such trades will be “given-up” to be carried by Merrill Lynch.  The Trading Advisor shall receive electronic copies of all daily and monthly brokerage statements for the Master Fund directly from Merrill Lynch.

(ii)   The Master Fund will be subject to round-turn commission rates as determined from time to time by Merrill Lynch and consistent with disclosures made to investors in the Funds.

(b)   Over-the-Counter Trading.

(i)   All over-the-counter (“OTC”) trades referencing commodity interests, including trades involving swaps, forwards and other derivative instruments, for the Master Fund shall be executed through the OTC dealer(s) (which may be affiliates of the Manager) designated by the Manager, provided that at the request of the Trading Advisor, the Manager may consent to other OTC trading arrangements, which consent shall not be unreasonably withheld.  If an OTC dealer is approved, neither the Manager nor the Master Fund will hold the Trading Advisor liable for any action, inaction, error or breach of contract by any such dealer, subject to Section 12.

(ii)   If necessary for the Trading Advisor to trade pursuant to the Trading Program, the Master Fund shall provide reasonable dealing lines of credit for the Trading Advisor to place orders for OTC contracts on behalf of the Master Fund.

(iii)   With respect to OTC FX contracts, the Trading Advisor hereby confirms and acknowledges that:

A.   it has reviewed the Master Confirmation Agreement for Non-Deliverable Forward FX Transactions provided by the Master Fund (the “Master Confirmation”) and the terms of the NDF Transactions (as defined in the Master Confirmation) that will be entered into by the Master Fund under the Master Confirmation;

B.   the NDF Transactions that will be entered into under the Master Confirmation will be those non-deliverable forward FX transactions included in Appendix A, each subject to the market standard terms for such transaction, as determined by the Trading Advisor in its sole discretion from time to time; and

C.   the NDF Transactions to be entered into under the Master Confirmation are “FX Transactions” as defined in the Agreement Regarding Confirmation of FX Transactions provided by the Manager, and are subject to the operational procedures regarding confirmation described therein.

(iv)   The “OTC prime brokerage” arrangements for the Master Fund shall be established for the Master Fund by or subject to the approval of the Manager.

(c)   The Trading Advisor acknowledges that the Master Fund shall be subject to the brokerage commissions and administrative fees and costs specified in the Memorandum.

(d)   Floor Brokerage and Other Costs.  The “floor brokerage,” “give-up” fees and other transaction costs charged by any floor broker or any OTC dealer, other than Merrill Lynch, to effect Master Fund transactions shall be subject to the approval of Merrill Lynch, which costs shall be paid by the Master Fund, such approval not to be unreasonably withheld provided that such fees and transaction costs are competitive with Merrill Lynch’s standard rates.

5.   Management Fee.  As of the last business day of each calendar month, the Master Fund shall pay the Trading Advisor a management fee equal to 1/12 of 1.50% (a 1.50% annual rate) of the month-end net asset value of the Master Fund, prior to reduction for any accrued Incentive Fees or for the management fee being calculated (the “Management Fee”).

6.   Incentive Fee.

(a)   The Master Fund will pay to the Trading Advisor, as of each December 31 (“Incentive Fee Calculation Date”), an incentive fee equal to 15% of any New Trading Profit (defined below) attributable to the Class DA, Class DU and Class DI shares of the Master Fund (“Class DA,” “Class DU” and “Class DI,” respectively) in which Highbridge Commodities FuturesAccessSM LLC, BA Highbridge Commodities Fund LLC and the Offshore Fund invest, respectively, each as of such Incentive Fee Calculation Date (each, an “Incentive Fee,” and collectively, the “Incentive Fees”).  Incentive Fees shall be calculated with respect to Class DA, Class DU and Class DI separately, irrespective of the performance experienced by different investors in each of the Feeder Funds.

(b)   “New Trading Profit” shall be calculated separately with respect to Class DA, Class DU and Class DI and equals any increase in the net asset value, subject to Section 6(e), of Class DA, Class DU or Class DI, as applicable, as of the current Incentive Fee Calculation Date over the High Water Mark attributable to the relevant Class.

(c)   (i)           The High Water Mark attributable to Class DA, Class DU and Class DI shall be equal to the highest net asset value attributable to Class DA, Class DU and Class DI, respectively, after reduction for the Incentive Fee then paid, as of any preceding Incentive Fee Calculation Date.  The High Water Mark shall be increased dollar-for-dollar by new subscriptions and decreased proportionately when capital withdrawals from the Master Fund’s account with the Trading Advisor (“Capital Withdrawals”) are made and attributable to Class DA, Class DU or Class DI.  The proportionate High Water Mark reduction made as a result of Capital Withdrawals shall be calculated by multiplying the High Water Mark in effect immediately prior to such Capital Withdrawal by the fraction the numerator of which is the net asset value attributable to Class DA, Class DU or Class DI, as applicable, immediately following such Capital Withdrawal and the denominator of which is the net asset value attributable to the relevant Class immediately before such Capital Withdrawal, in each case prior to reduction for any accrued Incentive Fee.

(ii)   If an Incentive Fee is owing with respect to Class DA, Class DU or Class DI as of an Incentive Fee Calculation Date, the relevant High Water Mark shall be reset to the aggregate net asset value of Class DA, Class DU or Class DI, as applicable, as of such date following the accrual of the Incentive Fee and the Management Fee charged to such Class.

(iii)   For the avoidance of doubt, the High Water Mark shall be separately determined on the basis of Class DA, Class DU and Class DI and not on the basis of any individual investors or group of investors in the Feeder Funds.

(d)   When there is an accrued Incentive Fee at the time any net Capital Withdrawal is made from Class DA, Class DU or Class DI, the Incentive Fee attributable to such Capital Withdrawal will be paid.  Such Incentive Fee shall be determined by multiplying the Incentive Fee that would have been paid had the date of the Capital Withdrawal been an Incentive Fee Calculation Date by the fraction the numerator of which is the amount of the Capital Withdrawal attributable to Class DA, Class DU or Class DI, as applicable, and the denominator of which is the aggregate net asset value attributable to the relevant Class immediately prior to the Capital Withdrawal, in each case prior to reduction for the accrued Incentive Fee.  Such Incentive Fee will be paid from and reduce the amount of the Capital Withdrawal.

(e)   Net asset value, solely for purposes of calculating the Incentive Fee, shall not include any interest income earned by the Master Fund and shall not be reduced by the Sponsor’s Fees although such interest income shall increase, and such Sponsor’s Fees shall decrease, net asset value for purposes of determining the value of the Interests.  For the avoidance of doubt, no Incentive Fee shall be payable on any interest income earned by the Master Fund.

(f)   The termination date of this Agreement shall be treated as an Incentive Fee Calculation Date.

(g)   The Trading Advisor will receive the Incentive Fee as a fee and not as a profit allocation.

7.   Term and Termination.

(a)   Term and Renewal.  This Agreement shall continue in effect until October 1, 2013.  Thereafter, this Agreement shall be automatically renewed for three successive one-year periods, on the same terms, unless terminated by either the Trading Advisor or the Master Fund upon notice to the other party no later than 90 days before the expiration of the then-current term.

(b)   Termination.  Notwithstanding Section 7(a) hereof:

(i)   This Agreement shall terminate immediately in the event that the Master Fund shall terminate and be dissolved as determined by the Manager.

(ii)   In its discretion, the Manager may terminate this Agreement at the end of any month upon 30 days’ notice.

(iii)   The Trading Advisor may terminate this Agreement at any time the net assets of the Master Fund are less than $30 million.

(iv)   The Trading Advisor may terminate this Agreement as of any month-end following the two-year anniversary of the execution date of this Agreement if the average net assets of the Master Fund over the immediately preceding six-month period as calculated at such month-end are less than $75 million.

(v)   The Master Fund and/or the Manager, on the one hand, or the Trading Advisor, on the other, may terminate this Agreement as a result of a material breach hereof by the other party, after due notice and a reasonable opportunity to cure.

Upon termination of this Agreement, the Trading Advisor shall continue to trade the Master Fund’s account, for liquidation only, and shall close all open commodity interest positions in an orderly manner as expeditiously as is commercially practicable; provided, however, that if the Trading Advisor is unable or unwilling to liquidate the Master Fund’s account, the Manager and the Trading Advisor shall negotiate in good faith to agree upon a mutually acceptable liquidation agent.

8.   Right to Advise Others; Uniformity of Acts and Practices.  During the term of this Agreement, the Trading Advisor shall, subject to the capacity, exclusivity and most favored nations undertakings of the Letter Agreement, be free to advise other investors as to the purchase and sale of commodity interests, to manage and trade other investors’ commodity interests accounts and to trade for and on behalf of its own proprietary commodity interests accounts.  However, under no circumstances shall the Trading Advisor intentionally favor any commodity interests account directed by it (regardless of the date on which it began or shall begin to direct such account) over the Master Fund’s account, giving due consideration to the Trading Program.

At the request of the Master Fund, the Trading Advisor shall promptly deliver to the Master Fund a satisfactory written explanation, in the reasonable judgment of the Master Fund, of the differences, if any, in the performance between the Master Fund’s account and such other commodity interest accounts traded utilizing the Trading Program or a substantially identical trading strategy (subject to the need to preserve the confidentiality of proprietary information concerning the Trading Advisor’s trading systems, methods, models, strategies and formulas and the identity of the Trading Advisor’s clients); provided that during the Performance Disclosure Period the Trading Advisor shall also deliver any such written explanation with respect to any other commodity interest accounts traded utilizing a Substantially Similar Trading Strategy.

9.   Additional Undertakings by the Trading Advisor.  Neither the Trading Advisor nor any of its employees, agents, subsidiaries or respective successors or assigns shall:  (i) knowingly use or distribute for any purpose the names and/or any other information about any of the investors in the Feeder Funds that are derived from activities under this Agreement; (ii) knowingly solicit (which shall not include responding to inquires initiated by potential investors and not resulting from any other solicitation activities of the Trading Advisor nor any of its employees, agents, subsidiaries or respective successors or assigns) other than through Merrill Lynch any investor or prospective investor in the Feeder Funds, known to the Trading Advisor to have an interest in commodities-related investments as a result of an introduction of such investor to the Trading Advisor by Merrill Lynch in connection with the offering of the Interests or other related marketing activities, for investment in the Trading Advisor’s other investment products in the United States having a Substantially Similar Trading Strategy (unless such investor is already a client of the Trading Advisor or its subsidiaries); or (iii) knowingly accept as a client or investor for investment in the Trading Advisor’s other investment products in the United States having a substantially identical trading strategy (unless such investor is already a client of the Trading Advisor or its subsidiaries), other than through Merrill Lynch, any person known to the Trading Advisor to have an interest in commodities-related investments as a result of an introduction of such person to the Trading Advisor by Merrill Lynch in connection with the offering of the Interests or through other related marketing activities who has been an investor in any FuturesAccess Fund at any time during the six calendar months prior to such acceptance; or (iv) use any of the non-public marketing or business information developed by the Manager and disclosed to the Trading Advisor in conjunction with the marketing of the Funds or the performance of the Trading Advisor’s duties as contemplated hereby, or any other non-public information that the Trading Advisor receives from the Manager, to market the Trading Advisor’s products; provided, however, that such restriction shall not apply to the Trading Advisor’s use of any non-public information disclosed by the Manager to the Trading Advisor if (a) such information becomes publicly known through no disclosure or fault of the Trading Advisor, (b) such information was previously known to or independently developed by the Trading Advisor, or (c) the Trading Advisor did not agree to receive such non-public information from the Manager prior to the Manager disclosing the information to the Trading Advisor.  For purposes of this Section 9, the strategies utilized by the Trading Advisor on behalf of the JP Morgan Funds – Highbridge Diversified Commodities Fund and/or the Highbridge Dynamic Commodities Strategy Fund are not substantially identical to the trading strategy utilized by the Trading Advisor on behalf of the Funds.

10.   Representations and Warranties.

(a)   The Trading Advisor hereby represents and warrants to the other parties as follows:

(i)   The Trading Advisor is an entity duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization and in good standing in each other jurisdiction in which the nature or conduct of its business requires such qualification and the failure to be duly qualified would materially affect the Trading Advisor’s ability to perform its obligations under this Agreement.  The Trading Advisor has full limited liability company power and authority to perform its obligations under this Agreement and it has the requisite power and authority to own property, perform its obligations and conduct its business in the manner described in the description of the Trading Program, or other materials relating to the Trading Advisor, approved by the Trading Advisor and provided to the Master Fund or Manager and as otherwise contemplated herein.

(ii)   This Agreement has been duly and validly authorized, executed and delivered by the Trading Advisor and constitutes a legal, valid and binding agreement of the Trading Advisor enforceable in accordance with its terms.

(iii)   The Trading Advisor has all necessary federal and state governmental, regulatory and commodity exchange licenses and approvals, is and will continue to be operated in compliance in all material respects with all applicable laws, rules, and regulations, the violation of which would or could have a material adverse effect on the Trading Advisor’s ability to comply with and perform its obligations under this Agreement, and has effected all filings and registrations with federal and state governmental and regulatory agencies required to conduct its business and to act as described herein or required to perform its obligations hereunder (including, without limitation, registration with the CFTC as a commodity trading advisor under the CEA and membership with the NFA), and the performance of such obligation will not materially violate or result in a material breach of any provision of the Trading Advisor’s certificate of formation or operating agreement.  The principals of the Trading Advisor are duly listed as such on its commodity trading advisor Form 7-R registration.  The Trading Advisor is registered as an “investment adviser” with the Securities and Exchange Commission.

(iv)   The Trading Advisor’s implementation of its Trading Program will not infringe on any other person’s copyrights, trademark or other intellectual property rights.

(v)   The execution and delivery of this Agreement, the incurrence of the obligations herein set forth and the consummation of the transactions contemplated herein will not constitute a material breach of, or material default under, any instrument by which the Trading Advisor is bound or any order, rule or regulation applicable to the Trading Advisor of any court or any governmental body or administrative agency having jurisdiction over the Trading Advisor.

(vi)   Other than as may have been disclosed in writing to the Manager by the Trading Advisor, there is not pending, or to the best of the Trading Advisor’s knowledge threatened, any action, suit or proceeding before or by any court or other governmental body to which the Trading Advisor is a party, or to which any of the assets of the Trading Advisor are subject, which would reasonably be expected to have a material adverse effect on the Trading Advisor’s ability to perform its obligations under this Agreement.  The Trading Advisor has not received any notice of an investigation or warning letter from the NFA or the

CFTC regarding material non-compliance by the Trading Advisor with the CEA or the regulations thereunder.

(b)   The Manager hereby represents and warrants to the other parties as follows:

(i)   The Manager is duly organized and validly existing and in good standing under the laws of its jurisdiction of formation and in good standing under the laws of each other jurisdiction in which the nature or conduct of its business requires such qualification and the failure to so qualify would materially adversely affect the Manager’s ability to perform its obligations hereunder.  The Manager has full limited liability company power and authority to perform its obligations under this Agreement and it has the requisite power and authority to own property, perform its obligations and conduct its business in the manner described herein.

(ii)   This Agreement has been duly and validly authorized, executed and delivered by the Manager and constitutes a legal, valid and binding agreement of the Manager enforceable in accordance with its terms.

(iii)   The Manager has all necessary federal and state governmental, regulatory and commodity exchange licenses and approvals, is and will continue to be operated in compliance in all material respects with all applicable laws, rules, and regulations, the violation of which would or could have a material adverse effect on the Manager’s ability to comply with and perform its obligations under this Agreement, and has effected all filings and registrations with federal and state governmental and regulatory agencies required to conduct its business and to act as described herein or required to perform its obligations hereunder (including, without limitation, registration with the CFTC as a commodity pool operator under the CEA and membership with the NFA, or qualification for an exemption therefrom), and the performance of such obligation will not materially violate or result in a material breach of any provision of the Manager’s certificate of formation or operating agreement.  The principals of the Manager are duly listed as such on its commodity pool operator Form 7-R registration.

(iv)   The execution and delivery of this Agreement, the incurrence of the obligations set forth herein and the consummation of the transactions contemplated herein will not constitute a material breach of, or material default under, any instrument by which the Manager is bound or any order, rule or regulation applicable to the Manager of any court or any governmental body or administrative agency having jurisdiction over the Manager.

(v)   Other than as may have been disclosed in writing to the Trading Advisor by the Manager, there is not pending, or to the best of the Manager’s knowledge threatened, any action, suit or proceeding before or by any court or other governmental body to which the Manager is a party, or to which any of the assets of the Manager is subject, which would reasonably be expected to have a material adverse effect on the Manager’s ability to perform its obligations under this Agreement.  The Manager has not received any notice of an investigation or warning letter from the NFA or the CFTC regarding material non-compliance by the Manager with the CEA or the regulations thereunder.

(vi)   The Manager acknowledges receipt, on behalf of both itself and the Funds, of all disclosure documents required to be delivered by the Trading Advisor pursuant to applicable Commodity Regulations or the NFA Rules and of the Trading Advisor’s Form ADV Part 2.

(vii)   The Manager represents and warrants that the assets of each Fund are not intended to constitute “plan assets” pursuant to 29 CFR § 2510.3-101 of the regulations of the U.S. Department of Labor as amended by Section 3(42) of ERISA.

(c)   The Master Fund represents and warrants to the other parties as follows:

(i)   The Master Fund is duly organized and validly existing and in good standing under the laws of the jurisdiction of its formation and in each other jurisdiction in which the nature or conduct of its business requires such qualification and the failure to so qualify would materially adversely affect the Master Fund’s ability to perform its obligations hereunder.  The Master Fund has full power and authority under applicable law to perform its obligations hereunder.

(ii)   This Agreement has been duly and validly authorized, executed and delivered by the Master Fund and constitutes a legal, valid and binding agreement of the Master Fund enforceable in accordance with its terms.

(iii)   The Master Fund has all necessary governmental, regulatory and commodity exchange approvals and licenses, and has effected all filings and registrations with U.S. federal and state and Cayman Islands governmental agencies, required to conduct its business and to act as described herein or required to perform its obligations hereunder and the performance of such obligations will not materially violate or result in a material breach of any provision of its certificate of incorporation or memorandum or articles of association.

(iv)   The execution and delivery of this Agreement, the incurrence of the obligations set forth herein and the consummation of the transactions contemplated herein will not constitute a material breach of, or material default under, any instrument by which the Master Fund is bound or any order, rule or regulation applicable to the Master Fund of any court or any governmental body or administrative agency having jurisdiction over the Master Fund.

(v)   Other than as may have been disclosed in writing to the Manager by the Master Fund, there is not pending, or, to the best of the Master Fund’s knowledge threatened, any action, suit or proceeding before or by any court or other governmental body to which the Master Fund is a party, or to which any of the assets of the Master Fund is subject, which would reasonably be expected to have a material adverse effect on the Manager’s ability to perform its obligations under this Agreement.  The Master Fund has not received any notice of an investigation or warning letter from the NFA or the CFTC regarding material non-compliance by the Master Fund with the CEA or the regulations thereunder.

(vi)   The Master Fund is a “qualified eligible person” under Section 4.7 of the Commodity Regulations.

(d)   The foregoing representations and warranties shall be continuing during the entire term of this Agreement and, if at any time, any event shall occur which would make any of the foregoing representations and warranties of any party no longer true and accurate, such party shall promptly notify the other parties.

General

11.   Entire Agreement; Amendment and Restatement.  This Agreement, together with the Letter Agreement, constitutes the entire agreement between the parties hereto with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding as between the parties unless it shall be in writing and signed by the party against whom enforcement is sought.  This Agreement amends and restates the Current Agreement in its entirety.

12.   Indemnification.  The Funds shall indemnify, defend and hold harmless the Trading Advisor from and against any and all Losses (as defined below) incurred by the Trading Advisor (“Trading Advisor Losses”), resulting from a demand, claim, lawsuit, action or proceeding relating to, based upon or arising out of this Agreement or the advisory services rendered by the Trading Advisor or its affiliates or their respective owners, principals, directors, officers, employees, representatives or controlling persons (“Trading Advisor Parties”) with respect to the Master Fund pursuant to this Agreement; provided that the conduct of the Trading Advisor Party that is the subject of the demand, claim, lawsuit, action or proceeding did not constitute negligence, intentional misconduct or a material breach of this Agreement or of any fiduciary obligation to the Funds and was done in good faith and in a manner such Trading Advisor Party reasonably believed to be in, or not opposed to, the best interests of the Funds.  For the avoidance of doubt, Trading Advisor Losses shall include amounts incurred or paid by the Trading Advisor with respect to other Trading Advisor Parties as a result of indemnification by the Trading Advisor against Losses incurred by such Trading Advisor Parties to the extent the Trading Advisor would be entitled to indemnification against such Losses pursuant to this Section 12 if such Losses had been such incurred directly by the Trading Advisor.  “Losses” shall mean losses, claims, damages, liabilities (joint and several), costs and expenses (including any reasonable investigatory, legal and other expenses incurred in connection with, and any amounts paid in, any settlement, provided that the indemnifying party shall have approved such settlement).  The termination of any demand, claim, lawsuit, action or proceeding by settlement shall not, in itself, create a presumption that the conduct in question was not undertaken in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Master Fund.

The Trading Advisor shall indemnify, defend and hold harmless the Funds from and against any and all Losses incurred by the Funds (“Fund Losses”), resulting from a demand, claim, lawsuit, action or proceeding relating to, based upon or arising out of this Agreement or the advisory services rendered by the Trading Advisor Parties with respect to the Master Fund pursuant to this Agreement; provided that the conduct of the Trading Advisor Party which was the subject of the demand, claim, lawsuit, action or proceeding constituted negligence, intentional misconduct or a material breach of this Agreement or was an action or omission taken otherwise than in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Master Fund.  For the avoidance of doubt, Fund Losses shall include amounts incurred or paid by the Funds with respect to its affiliates or the Manager or their respective directors, officers, employees, representatives and controlling persons (“Merrill Lynch Parties”) as a result of indemnification by the Funds against Losses incurred by such Merrill Lynch Parties to the extent the Funds would be entitled to indemnification against such Losses pursuant to this Section 12 if such Losses had been such incurred directly by the Funds.

The foregoing agreements of indemnity shall be in addition to, and shall in no respect limit or restrict, any other remedies which may be available to an indemnified party.

In the event that a person entitled to indemnification under this Section 12 is made a party to an action, suit or proceeding alleging both matters for which indemnification may be due hereunder and matters for which indemnification may not be due hereunder, such person shall be indemnified only in respect of the former matters.  Promptly after receipt by any of the indemnified parties under this Agreement of notice of demand, claim, lawsuit, action or proceeding, the indemnified party shall notify the indemnifying party in writing of the commencement thereof if a claim in respect thereof is to be made under this Agreement.  Except to the extent that the indemnifying party is not materially prejudiced thereby, the omission so to notify shall relieve the indemnifying party from any obligation or liability which it may have to such indemnified party under this Section 12.

In the case of any proceeding subject to possible indemnification hereunder, the indemnifying party shall be entitled to participate, at its own expense, in the defense or to assume the defense of any suit or action brought giving rise to a possible obligation of indemnity hereunder, which defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party or parties, defendant or defendants therein, provided that the indemnified party shall at all times have the right, at its own option and expense, to participate fully therein (without controlling such action) and to select, at its own expense, separate counsel of its own choosing.

If the indemnifying party shall fail to notify the indemnified party that it shall undertake to defend any claim within a reasonable time after its receipt of written notice of such claim, the indemnified party will have the right to undertake the defense, compromise or settlement of such claim on behalf of, and for the account and at the risk of, the indemnifying party, provided that the indemnified party will not, without the prior written consent of the indemnifying party (such consent not being unreasonably withheld), settle or compromise any claim or consent to entry of any judgment relating to any such claim.

If there is a reasonable probability in the indemnified party’s reasonable judgment that a claim may materially and adversely affect the indemnified party, other than as a result of money damages or other money payments against which it is indemnified hereunder, then (i) the indemnified party will have the right to co-defend such claim and (ii) the indemnifying party will not, without the prior written consent of the indemnified party (such consent not being unreasonably withheld), settle or compromise any claim or consent to entry of any judgment relating to any such claim, which settlement, compromise or judgment does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party a release from all liabilities in respect to such claim.

The indemnifying party and the indemnified party will provide each other with reasonable access to all records and documents (other than proprietary trading information) within their possession, custody or control relating to any claim under this Section 12, subject to customary assurances of confidentiality.

In the event that indemnification otherwise due hereunder by its terms is held to be unenforceable, the Manager and the Trading Advisor shall contribute to the payment of the related claim in a manner which reflects the relative fault and ability to have prevented such claim as well as the relative benefit received from the offering of the Interests— i.e., the relative amount of fees received by each from the proceeds of the Interests to which such claim relates.

13.   Assignment.  This Agreement shall not be assigned by any of the parties hereto without the prior express written consent of the other parties hereto.

14.   Amendment.  This Agreement shall not be amended except by a writing signed by the parties hereto.

15.   Severability.  If any provision of this Agreement, or the application of any provision to any person or circumstance, shall be held to be inconsistent with any present or future law, ruling, rule or regulation of any court or governmental or regulatory authority having jurisdiction over the subject matter hereof, such provision shall be deemed to be rescinded or modified in accordance with such law, ruling, rule or regulation, and the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it shall be held inconsistent, shall not be affected thereby.

16.   Notices.  Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered by courier service, facsimile, e-mail, any form of electronic file transfer, mail, postage prepaid mail or other similar means and shall be effective upon actual receipt by the party to which such notice shall be directed, addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

if to the Master Fund:

HIGHBRIDGE COMMODITIES FUTURESACCESSSM MASTER FUND LTD.
c/o Merrill Lynch Alternative Investments LLC
4 World Financial Center
10th Floor

New York, NY 10080
Facsimile:
E-mail:
Attn:  Craig Deardorff, MLAI Legal Counsel

if to the Manager:

MERRILL LYNCH ALTERNATIVE INVESTMENTS LLC

4 World Financial Center
10th Floor
New York, NY 10080
Facsimile:
E-mail:
Attn:  Craig Deardorff, MLAI Legal Counsel

if to the Trading Advisor:

HIGHBRIDGE CAPITAL MANAGEMENT, LLC

40 West 57th Street
33rd Floor
New York, NY 10019
Facsimile:
E-mail:
Attn:  Noah Greenhill, General Counsel

17.   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law.

18.   Consent to Jurisdiction.  The parties hereto agree that any action or proceeding arising directly, indirectly or otherwise in connection with, out of, related to or from this Agreement, any breach hereof or any transaction covered hereby, shall be resolved, whether by arbitration or otherwise, within the County of New York, City of New York, and State of New York.  Accordingly, the parties consent and submit to the jurisdiction of the federal and state courts and any applicable arbitral body located within the County of  New York, City of New York, and State of New York.  The parties further agree that any such action or proceeding brought by a party to enforce any right, assert any claim, or obtain any relief whatsoever in connection with this Agreement shall be brought by such party exclusively in federal or state courts, or if appropriate before any applicable arbitral body, located within the County of New York, City of New York and State of  New York.

19.   Remedies.  In any action or proceeding arising out of any of the provisions of this Agreement, the Trading Advisor, the Manager and the Master Fund agree that they shall not seek any prejudgment equitable or ancillary relief.  Such parties also agree that their sole remedy in any such action or proceeding shall be to seek actual monetary damages for any breach of this Agreement; provided, however, that the Master Fund agrees that the Trading Advisor and the Manager may seek declaratory judgment with respect to the indemnification provisions of this Agreement.

20.   Survival.  The provisions of this Agreement shall survive the termination hereof with respect to any matter arising while this Agreement shall be in effect.

21.   Counterparts.  This Agreement may be executed in one or more counterparts (including by electronic means or by facsimile), each of which shall, however, together constitute one and the same document.  Facsimile signature pages or other electronic signature pages shall have the same binding force and effect as original copies.

22.   No Waiver.

(a)   No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  Failure on the part of a party to complain of any act of another party or to declare the other party in default under this Agreement, irrespective of how long such failure continues, shall not constitute a waiver by the former party of its rights with respect to such default until the applicable statute-of-limitations period has run.  No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by a party hereto to assert its rights hereunder on any occasion or series of occasions.

(b)   Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

23.   Rules of Interpretation.  In this Agreement, unless inconsistent with the context or the contrary intention appears, a reference to:

(a)   “May” shall be construed as permissive;

(b)   A “notice” means written notice unless otherwise stated;

(c)   “Shall” shall be construed as imperative;

(d)   The singular includes the plural and vice versa;

(e)   The masculine includes the feminine and neuter respectively;

(f)   Writing includes typewriting, printing, lithography, photography, electronic mail and other modes of representing or reproducing words in a legible and non-transitory form;

(g)   Any reference to a law, agreement or a document shall be deemed also to refer to any amendment, supplement or replacement thereof;

(h)   Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless such reference specifies business days;

(i)   The term “and/or” is used herein to mean both “and” as well as “or.”  The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others.  “Or” shall not be interpreted to be exclusive, and “and” shall not be interpreted to require the conjunctive — in each case, unless the context otherwise requires;

(j)   The terms “include” and “including” are to be construed as non-exclusive (so that, by way of example and for the avoidance of doubt, “including” shall mean “including without limitation”);

(k)   Whenever it is provided or contemplated herein that the Manager is to determine or decide any matter, the Manager (on its own behalf as well as on behalf of the Master Fund) shall do so in its sole and absolute discretion, unless otherwise expressly provided herein;

(l)   In addition to the authority granted to the Manager pursuant to this Agreement, the Manager may, but shall have no obligation to, take any action that the Manager deems necessary or advisable to ensure that the Master Fund is not in violation of law or in breach of any contractual provisions;

(m)   The table of contents to and the headings in this Agreement are for convenience of reference only and are to be ignored in construing this Agreement;

(n)   No provision of this Agreement shall be construed in favor of or against any person by reason of the extent to which any such person, its affiliates, or their respective employees or counsel participated in the drafting thereof; and

(o)   In the event of any inconsistency between the provisions of this Agreement and of the Master Fund’s constituent documents, the parties shall determine on a commercially reasonable basis which provisions shall control.

24.   Binding Effect; Benefit.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, all persons indemnified hereunder and their respective estates, permitted successors, transferees, custodians, executors, administrators, legal representatives, heirs and permitted assigns.

25. Confidentiality.

(a)   The parties hereto each acknowledge that the business and assets of the Merrill Lynch Parties and of the Trading Advisor are confidential and involve a wide range of proprietary information, including trade secrets and financial or commercial information.

(b)   All information with respect to the Funds’ activities (including investment and trading) and assets shall be presumed confidential and proprietary unless the Manager otherwise so indicates in writing.  Likewise, all information with respect to the Trading Advisor’s Trading Program shall be presumed confidential and proprietary unless the Trading Advisor otherwise so indicates in writing.  For the avoidance of doubt, no information, including any trade data or management commentary, included in any 1934 Act filing shall be deemed information with respect to the Trading Advisor’s Trading Program subject to the terms of the preceding sentence.  The Manager and its affiliates agree that they shall not use any Trading Advisor information in order to replicate the trades, in whole or in part, created by the Trading Advisor for the Master Fund in any funds or accounts advised, managed or sponsored by the Manager or its affiliates.

(c)   Each party covenants that it has and it shall at all times keep confidential and not, directly or indirectly (i) disclose, divulge, furnish or make accessible to anyone, or (ii) use in any manner that would be adverse to the interests of any other party, any confidential or proprietary information to which the former party has been or shall become privy relating to the business or assets of any of such other parties except with the prior written approval of such other party or except for information that is otherwise publicly available, other than information made publicly available by breach of this contract, or required to be disclosed by law.  Each party may, however, share such information with such party’s service providers, accountants and attorneys (“Permitted Confidants”); provided, that the parties’ Permitted Confidants undertake in writing (if relevant professional ethical obligations do not apply) to hold such information strictly confidential to the same extent set forth herein, and not in any manner or respect to use any of such information for their personal gain.  For the avoidance of doubt, such Permitted Confidants shall include third parties contracted by the Manager (“Risk Assessors”) which may receive the Master Fund’s trade information in order to provide risk management portfolio analysis for the Manager or one of its affiliates.  However, in no case shall any Risk Assessor be provided information identifying the trade information with the Master Fund, i.e., the trade information shall be provided “blind.”

26.   Advisers Act Compliance.  Any provisions of this Agreement which are construed to violate the Advisers Act shall be deemed null and void ab initio.  For the avoidance of doubt, no provision of this Agreement shall be deemed to constitute a waiver of any person’s rights or claims under any federal or state securities laws.

27.   Limitation of Scope.  For the avoidance of doubt, all representations, warranties, liabilities, indemnifications, and other obligations of the Trading Advisor arising under or pursuant to this Agreement are limited in scope in that they apply with respect to only those assets of the Master Fund advised by the Trading Advisor, and not to any cash management transactions or positions managed by the Manager or its affiliates.

[The remainder of this page is intentionally left blank.]

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION.  THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE.  CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned on the day and year first written above.

HIGHBRIDGE COMMODITIES FUTURESACCESSSM MASTER FUND LTD.

By: /s/ Justin C. Ferri
Name: Justin C. Ferri
Title:

MERRILL LYNCH ALTERNATIVE INVESTMENTS LLC

By: /s/ Justin C. Ferri
Name: Justin C. Ferri
Title:

HIGHBRIDGE CAPITAL MANAGEMENT, LLC

By: /s/ Sebastian Echavarria
Name: Sebastian Echavarria
Title:   Managing Director

With respect to Section 12 only:

HIGHBRIDGE COMMODITIES FUTURESACCESS LLC

By: /s/ Justin C. Ferri
Name: Justin C. Ferri
Title:

HIGHBRIDGE COMMODITIES FUTURESACCESS LTD.

By: /s/ Justin C. Ferri
Name: Justin C. Ferri
Title:   Director

BA HIGHBRIDGE COMMODITIES FUND LLC

By: /s/ Justin C. Ferri
Name: Justin C. Ferri
Title:

2

APPENDIX A

COMMODITY INTERESTS TRADED BY
HIGHBRIDGE CAPITAL MANAGEMENT, LLC

The undersigned represents that it trades the following commodity interest futures contracts and options on such futures contracts on behalf of HIGHBRIDGE COMMODITIES FUTURESACCESSSM MASTER FUND LTD., and that each such instrument represents a regulated futures contract or an option thereon traded on a qualified board of trade or exchange:

Name of Futures Contract	Bloomberg Active Futures Ticker	Name of Futures Contract	Bloomberg Active Futures Ticker

Aluminum	LAA CMDTY	Nickel	LNA CMDTY
Australian Dollar	ADA CMDTY	Platinum	PLA CMDTY
Brent Crude Oil	COA CMDTY	Silver	SIA CMDTY
Cocoa	CCA CMDTY	Soybean Meal	SMA CMDTY
Cocoa (LIFFE)	QCA CMDTY	Soybean Oil	BOA CMDTY
Coffee	KCA CMDTY	Soybeans	S A CMDTY
Coffee Robusta (LIFFE)	DFA CMDTY	Sugar	SBA CMDTY
Copper-High Grade (COMEX)	HGA CMDTY	Sugar (LIFFE)	QWA CMDTY
Copper (LME)	LPA CMDTY	Tin	LTA CMDTY
Corn	C A CMDTY	Wheat	W A CMDTY
Cotton	CTA CMDTY	WTI Crude Oil	CLA CMDTY
Feeder Cattle	FCA CMDTY	Zinc	LXA CMDTY
Gasoil	QSA CMDTY	Canadian Dollar	DCAA CRNCY
Gasoline	XBA CMDTY	New Zealand Dollar	NVA CRNCY
Gold	GCA CMDTY	South African Rand	DRAA CRNCY
Heating Oil	HOA CMDTY	Brazilian Real	BRA CRNCY
Kansas Wheat	KWA CMDTY	Ultra-low-sulfur Diesel	LHAA CMDTY
Lead	LLA CMDTY	Canola Oil	RSA CMDTY
Lean Hogs	LHA CMDTY	Orange Juice	JOA CMDTY
Live Cattle	LCA CMDTY	Palladium	PAA CMDTY
Nat Gas	NGA CMDTY

HIGHBRIDGE CAPITAL MANAGEMENT, LLC

By:___________________________
Name:
Title:

Dated as of October 31, 2011

COMMODITY TRADING AUTHORITY

HIGHBRIDGE CAPITAL MANAGEMENT, LLC
40 West 557th Street
33rd Floor
New York, NY 10019
Facsimile:
E-mail:
Attn: Noah Greenhill, General Counsel

Dear Advisor:

HIGHBRIDGE COMMODITIES FUTURESACCESSSM MASTER FUND LTD. does hereby make, constitute and appoint you as its attorney-in-fact to buy and sell commodity interests as defined in and in accordance with the ML FuturesAccessSM Amended and Restated Advisory Agreement among us and certain others.

Very truly yours,

HIGHBRIDGE COMMODITIES FUTURESACCESSSM MASTER FUND LTD.

By: /s/ Deann D. Morgan
Name: Deann D. Morgan
Title:   Director

Dated as of November 1, 2011

By: /s/ Sebastian Echavarria
Name: Sebastian Echavarria
Title:   Managing Director

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